Exhibit 16.1

October 4, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Crexendo Inc.’s Form 8-K dated October 4, 2016, and have the following comments:
1.
We agree with the statements made in the second, third and fourth paragraphs.
2.
We have no basis on which to agree or disagree with the statements made in the first or fifth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Salt Lake City, Utah